Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

HCYC Holding Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of Class of Security being registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Ordinary shares, $0.0001 par value (2)	13,739,226	$10.00	$137,392,260	0.0001531	$21,034.76
Ordinary shares underlying the rights(3)	690,000	$10.00	$6,900,000	0.0001531	$1,056.39
Ordinary shares underlying the warrants(4)	6,900,000	$10.00	$69,000,000	0.0001531	$10,563.90
Total			$213,292,260		$32,655.05

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes 7,500,000 PubCo Ordinary Shares held by HCYC shareholders, 1,500,000 Earnout Shares and 4,739,226 ATMC Ordinary Shares held by public shareholders.

(3)	Includes 690,000 PubCo Ordinary Shares which will be automatically issued upon the exchange of the Public Rights at Closing.

(4)	Includes 6,900,000 PubCo Ordinary Shares issuable upon exercise of the Public Warrants.